FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 10, 2006

HURCO NAMES JOHN OBLAZNEY AS NEW CHIEF FINANCIAL OFFICER

INDIANAPOLIS, INDIANA - August 10, 2006 - Hurco Companies, Inc. (NASDAQ Global Market: HURC)

Hurco Companies, Inc. (the “Company”) announces today that John Oblazney has been hired as the new Chief Financial Officer of the Company effective September 2, 2006. Mr. Oblazney had a very progressive career with United Technologies Corporation from February 2000 until August 2006. He began his employment with United Technologies as Manager of Financial Planning and Analysis. After a short period, he was promoted to Director of Finance and Planning followed by his appointment to the position of Chief Financial Officer for United Technologies, Carrier Corporation’s Light Commercial business. Prior to joining United Technologies, Mr. Oblazney was employed six plus years with Cooper Industries where he also quickly progressed into financial management. He began his professional career working for the international accounting firm of Coopers and Lybrand for three years. Mr. Oblazney received his Bachelor of Business Administration, Accounting from Eastern Michigan University. He was also the recipient of the Peat Marwick, KPMG Foundation Scholarship as the top overall accounting graduate. John received his CPA in 1991 and his MBA from Syracuse University where he graduated with honors.

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting industry. The end market for the company’s products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy and Asia.
Web Site: www.hurco.com

Contact:     Hurco Companies, Inc.
  Michael Doar
  317-293-5309